Exhibit 10.5

HUDSON BAY MASTER FUND LTD.

June 1, 2012

Innovate/Protect, Inc.

380 Madison Avenue, 22nd Floor

New York, New York 10017

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment, subject to the terms and conditions set forth herein, effective upon the closing of the merger (the “Merger”) of Innovate/Protect Inc. (“Innovate/Protect”) with and into VIP Merger Sub, Inc., a wholly owned subsidiary of Vringo, Inc. (“Vringo”) contemplated pursuant to the terms of that certain Merger Agreement (the “Merger Agreement”), dated as of March 12, 2012, by and among Innovate/Protect, VIP Merger Sub, Inc. and Vringo, of Hudson Bay Master Fund Ltd. or, at its election, one or more of its affiliated funds or entities (the “Fund”), at the request of Innovate/Protect and subject to the terms and conditions contained herein, to provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000.

1.                  Commitment. The Fund hereby commits, subject to the terms and conditions set forth herein, that, at any time within eighteen (18) months following the closing of the Merger and upon the request of Innovate/Protect, it shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000 (the “Facility”) upon the terms contemplated by the term sheet (the “Term Sheet”) attached hereto as Exhibit A (the “Commitment”). The Fund’s Commitment hereunder shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by Vringo, Innovate/Protect and/or any of their subsidiaries (which for purposes of this Agreement means any entity in which the Vringo and/or Innovate/Protect, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) (each a “Vringo Entity” and, together the “Vringo Entities”), including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo Entities or the incurrence of indebtedness by any of the Vringo Entities and (ii) any cash received by any Vringo Entity in connection with the exercise of any of its outstanding warrants.

2.                  Conditions; Termination. The Commitment shall be subject to (a) the consummation of the Merger on the terms and conditions contemplated thereby without any amendment or modification (unless consented to in writing by the Fund), (b) at the time of any request to provide the Facility in accordance with Section 1 above, the satisfaction of each of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement, which shall be deemed incorporated into this Agreement mutatis mutandis, as if the Fund was the beneficiary of such conditions, (c) at all times after the consummation of the Merger and prior to the termination of this Agreement, Vringo using its best efforts to raise capital by issuing equity securities of Vringo and/or securities convertible, exercisable or exchangeable for equity securities of Vringo, (d) the execution by Innovate/Protect and the Fund of all documents necessary for the consummation of the transaction contemplated by the Commitment on terms and conditions in all respects acceptable and satisfactory to Innovate/Protect and the Fund, (e) no Vringo Entity shall have, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commenced a voluntary case, (B) consented to the entry of an order for relief against it in an involuntary case, (C) consented to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) made a general assignment for the benefit of its creditors or (E) admitted in writing that it is generally unable to pay its debts as they become due, (f) a court of competent jurisdiction not having entered an order or decree under any Bankruptcy Law that (A) is for relief against any Vringo Entity in an involuntary case, (B) appoints a Custodian of any Vringo Entity or (C) orders the liquidation of any Vringo Entity, (g) from and after the date hereof , there shall not have occurred a material adverse change or material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of any of the Vringo Entities, and (h) no Vringo Entity shall be, prior to the consummation of the transactions contemplated by the Facility, or after giving effect to the consummation of the transactions contemplated by the Facility, Insolvent. As used herein, “Insolvent” means, with respect to any person or entity (“Person”), (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The obligations of the Fund under or in connection with this Agreement will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo Entity, (c) the failure of any Vringo Entity to satisfy any of the conditions set forth above, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate this Agreement delivered by Innovate/Protect to the Fund or (f) eighteen months after the consummation of the Merger.

3.                  Representations and Warranties. The Fund hereby represents and warrants to Innovate/Protect that (a) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership action by it, and no other proceedings or actions on the part of the Fund are necessary therefor, and (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

4.                  Indemnification. In consideration of the Fund’s execution and delivery of this Agreement, each of the Vringo Entities hereby agree to jointly and severally defend, protect, indemnify and hold harmless the Fund and each of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements, incurred by any Indemnitee as a result of, or arising out of, or relating to any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any of the Vringo Entities) arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement.

5.                  Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b)               All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the United States District Court located in the Southern District of New York or if such action or proceeding may not be brought in federal court, the state courts of the State of New York located in the Borough of Manhattan and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(c)                EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.                  Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

7.                  No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee shall have the right to enforce the obligations of the Vringo Entities with respect to Section 3.

8.                  Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the parties hereto, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the parties hereto.

9.                  Successors and Assigns. Except in connection with the Merger, Innovate/Protect shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Fund, including by way of any change of control. The Fund may assign some or all of its rights hereunder to one or more affiliates of the Fund without the consent of Innovate/Protect.

10.              Expenses. Notwithstanding the non-binding nature of the Term Sheet, the Company hereby covenants and agrees to comply with the terms of the section entitled “Expenses” in the Term Sheet and to promptly satisfy all obligations contemplated therein, provided that the reimbursement of expenses relating to this Agreement shall not exceed $10,000.

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Sincerely,

HUDSON BAY MASTER FUND LTD.

By: HUDSON BAY CAPITAL MANAGEMENT, L.P., its investment manager

By: /s/ Yoav Roth

Name: Yoav Roth

Title: Authorized Signatory

Agreed to and accepted:

INNOVATE/PROTECT, INC.

By: /s/ Alexander R. Berger

Name: Alexander R. Berger
Title: Chief Operating Officer

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